[Letterhead of Thacher Proffitt & Wood LLP]









                                                  November 14, 2003


Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179

                  Opinion: Underwriting Agreement (Tax)
                  New Century Home Equity Loan Trust, Series 2003-B Asset Backed Pass-Through Certificates
                  --------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to New Century Mortgage Corporation, NC Capital Corporation ("NC Capital"; together with New Century Mortgage Corporation, the "Responsible Parties") and New Century Mortgage Securities, Inc. (the "Depositor") in connection with (i) the Underlying Security Purchase Agreement, dated November 14, 2003 (the "Purchase Agreement"), among Bear, Stearns & Co. Inc. ("Bear Stearns"), the Depositor and the Responsible Parties,
(ii) the Pooling and Servicing Agreement, dated as of November 1, 2003 (the "Pooling and Servicing Agreement"), among the Depositor, the Responsible Parties, EMC Mortgage Corporation (the "Master Servicer") and Deutsche Bank National Trust Company (the "Trustee"), and the certificates issued pursuant thereto designated as Asset Backed Pass-Through Certificates, Series 2003-B (collectively, the "Certificates"), (iii) the Underwriting Agreement, dated November 13, 2003 (the "Underwriting Agreement"), between the Depositor and Bear Stearns (the "Underwriter") pursuant to which certain Certificates were sold (collectively, the "Underwritten Certificates"), (iv) Amendment No. 1, dated as of November 14, 2003 (the "2003-A Amendment"), to the Mortgage Loan Servicing Transfer Agreement, dated as of August 28, 2003, between the Master Servicer and New Century Mortgage Corporation as interim servicer, (v) Amendment No. 1, dated as of November 14, 2003 (the "2003- B Amendment"), to the Mortgage Loan Servicing Transfer Agreement, dated as of September 30, 2003, between the Master Servicer and New Century Mortgage Corporation as interim servicer and (vi) the Prospectus Supplement, dated November 14, 2003 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated November 14, 2003 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"). The Purchase Agreement, the Pooling and Servicing Agreement, the 2003-A Amendment, the 2003-B Amendment and the Underwriting Agreement are


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New Century Home Equity Loan Trust, Series 2003-B
November 14, 2003

collectively referred to herein as the "Agreements". Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, with your permission we have assumed, and are relying thereon without independent investigation, (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the "Code") including Sections 860A through 860G (the "REMIC Provisions") of the Code applicable to a real estate mortgage investment conduit ("REMIC"). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal


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New Century Home Equity Loan Trust, Series 2003-B
November 14, 2003

conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The statements made in the Base Prospectus and the Prospectus Supplement under the heading "Federal Income Tax Consequences," to the extent that they constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the Certificates offered thereby, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         2. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes, within the meaning of the REMIC Provisions in effect on the date hereof, each of REMIC I and REMIC II will qualify as a REMIC within the meaning of the REMIC Provisions of the Code, the REMIC I Regular Interests will represent ownership of "regular interests" in REMIC I, the Class R-I Interest will constitute the sole class of "residual interests" in REMIC I, the Underwritten Certificates (exclusive of any right to receive payments from the reserve account in respect of any Net WAC Rate Carryover Amounts), the Class CE Certificates and the Class P Certificates will represent ownership of "regular interests" in REMIC II and will generally be treated as debt instruments of REMIC II and the Class R-II Interest will constitute the sole class of "residual interests" in REMIC II.

         This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction (as defined in Treasury regulation section 1.6011-4) and (iv) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or


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New Century Home Equity Loan Trust, Series 2003-B
November 14, 2003

conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

                                          Very truly yours,

                                          By: /s/ THACHER PROFFITT & WOOD LLP